Exhibit 99.1

Radian Announces Recent Actions in Response to COVID-19

Company suspends share repurchases to maintain its capital and liquidity position; continues to provide uninterrupted customer support

PHILADELPHIA--(BUSINESS WIRE)--March 25, 2020--Radian Group Inc. (NYSE: RDN) announced today that it has taken several actions in response to the COVID-19 pandemic. The objective of these actions is to help ensure the well-being of the company’s customers, partners, investors and communities while safeguarding the health of Radian’s employees and their families. These actions include the following:

  Suspension of Share Repurchases. In order to maintain Radian’s capital and liquidity position during this unprecedented period of economic uncertainty, the company has suspended its share repurchase program by canceling its current 10b5-1 plan effective March 19, 2020. Radian may initiate a new 10b5-1 plan at its discretion in the future, during an open trading window and in accordance with SEC rules. The current share repurchase authorization expires on August 31, 2021.

  During the first quarter of 2020 including activity through March 19, the company purchased 11 million shares for a total cost of $226 million. The company has $199 million of its current $475 million share repurchase authorization remaining. The average share price of the repurchases during the first quarter of 2020 was $20.51, including commissions. In total, approximately 13.2 million shares have been repurchased under this authorization at an average price of $20.88, including commissions.

  Following are several notable financial measures:

- Radian Group maintains current liquidity of approximately $680 million. This includes first quarter 2020 outflows related to the $226 million of share repurchase activity described above, a previously reported $200 million surplus note investment into Radian Guaranty Inc., the mortgage insurance subsidiary of Radian Group, and payment of the company’s quarterly dividend, as well as first quarter 2020 inflows of $465 million related to a previously reported return of capital from Radian Reinsurance, along with other ordinary operating activities to date.
- Approximately 72 percent of Radian’s total primary mortgage insurance risk-in-force as of December 31, 2019 is currently subject to a form of risk distribution including through mortgage insurance-linked notes and quota-share reinsurance.
- Debt-to-total-capital ratio at the end of 2019 was 18 percent, with the first debt maturity occurring in October 2024.

  Alignment with Fannie Mae/Freddie Mac Guidelines. In response to COVID-19, Fannie Mae and Freddie Mac have announced temporary origination and servicing guidelines. As lenders work to assist new and existing borrowers, Radian Guaranty is aligned with each of these policies which include temporary alternatives to traditional property appraisals and verbal verification of employment. Additional Fannie Mae and Freddie Mac policies for loans where borrowers are experiencing a COVID-19 related hardship include credit reporting requirements flexibility, forbearance plans, loan modifications, and suspensions of foreclosure and evictions.

  Work-From-Home and Business Continuity Policies. With locations throughout the country, Radian has activated its business continuity program by transitioning to a work-from-home virtual workforce model with certain essential activities supported by limited staff in controlled office environments. This transition was made to responsibly ensure the safety of its employees related to the COVID-19 pandemic and to continue to serve customers across its strategic businesses.

For more information on Radian’s response to COVID-19 for customers and business partners, visit www.radian.com/covid-19.

Due to the unprecedented and rapidly changing social and economic impacts associated with the COVID-19 pandemic on the U.S. and global economies generally, and in particular on the U.S. housing, real estate and housing finance markets, we are unable to predict or estimate the ultimate impact on our business or business prospects. The ultimate significance of COVID-19 on our business will depend on, among other things: the extent and duration of the pandemic, the severity of the disease and the number of people infected with the virus; the effects on the economy of the pandemic and of the measures taken by governmental authorities and other third parties restricting day to day life and the length of time that such measures remain in place; governmental programs implemented to assist new and existing borrowers, including programs and policies instituted by Fannie Mae and Freddie Mac to assist borrowers experiencing a COVID-19-related hardship such as forbearance plans and suspensions of foreclosure and evictions; and the impact on the mortgage origination market. While at this time we cannot estimate the short or long-term impacts of COVID-19 on our business, these and other factors, including those set forth under the heading “Risk Factors” contained in the company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”), could have a material negative effect on the company’s business, liquidity, results of operations and financial condition.

About Radian

Radian is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Learn more about Radian’s financial strength and flexibility at www.radian.biz and visit www.radian.com to see how Radian is shaping the future of mortgage and real estate services.

Contacts

For Investors
John Damian – Phone: 215.231.1383
Email: john.damian@radian.com

For the Media
Rashi Iyer – Phone: 215.231.1167
Email: rashi.iyer@radian.com